Exhibit 99.1

FOR IMMEDIATE RELEASE

1401 Highway 62/65 North	FOR FURTHER INFORMATION CONTACT:
P. O. Box 550	Larry J. Brandt/CEO
Harrison, AR 72602	Tommy Richardson/COO
Sherri Billings/CFO
870.741.7641

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

ANNOUNCES RESULTS OF OPERATIONS

Harrison, Arkansas — July 27, 2010 - (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the “Corporation”), a unitary savings and loan holding company for First Federal Bank (the “Bank”) announced today that the Corporation recorded net income from core operations of $637,000 for the quarter ended June 30, 2010 compared to a net loss of $937,000 for the second quarter of 2009.  After taking into account dividends and discount accretion on the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A  (the “Preferred Stock”), the net income available to common shareholders was $414,000 for the three months ended June 30, 2010 compared to a net loss of $1.2 million for the three months ended June 30, 2009.  For the six months ended June 30, 2010, the Corporation recorded net income from core operations of $1.5 million compared to a net loss of $2.4 million for the first six months of 2009. The increase in net income for the three and six months ended June 30, 2010 was primarily due to a decrease in the provision for loan losses.  The Corporation’s net income available to common shareholders was $0.09 per common share for the second quarter of 2010 compared to a net loss of $0.24 per common share for the second quarter of 2009. The Corporation’s net income available to common shareholders was $0.23 per common share for the six months ended June 30, 2010 compared to a net loss of $0.56 per common share for the six months ended June 30, 2009.  Book value or stockholders’ equity per common share at June 30, 2010, was $5.82.

Larry J. Brandt, CEO for the Corporation said, “Our core profits of $637,000 for the second quarter of 2010 have not returned to historical levels but are significantly better than our $937,000 loss for the same quarter last year.  During this year, we also paid back approximately $39 million in borrowings from the Federal Home Loan Bank in Dallas while still maintaining a solid cash liquidity position.  Our aggressive marketing of our real estate owned (REO) property continues to produce positive results with approximately $7.6 million in REO properties sold during this quarter and $12.2 million for the year to date. We believe, like many economists, that we will not see a double dip recession, but the recovery will be much slower than previously projected. Our capital levels continue to improve but we still plan to pursue later this year additional measures to increase our capital levels to permit potential growth and expansion of our franchise.”

Brandt further commented, “We are very fortunate that our market areas in northwest Arkansas continue to outperform most other market areas in the nation and our unemployment rates continue to be well below the national average.  In addition, a leading city in our market area, Rogers, Arkansas, which is next door to Bentonville where Wal-Mart is headquartered, was recently recognized by Money magazine as the tenth best small city to live in the United States.”

Total assets at June 30, 2010 amounted to $678.1 million, total liabilities were $633.7 million and stockholders’ equity totaled $44.4 million or 6.6% of total assets.  This compares with total assets of $731.1 million, total liabilities of $687.8 million and stockholders’ equity of $43.3 million or 5.9% of total assets at December 31, 2009.  At June 30, 2010 compared to December 31, 2009, investment securities decreased by $47.2 million or 34.9% and cash and cash equivalents increased by $41.6 million or 188.0% due to issuers’ calls of securities.  Net loans receivable decreased $43.7 million or 9.1%, primarily due to repayments, transfers to REO and a decrease in loan originations.  The decrease in net loans receivable is related to the oversupply of lots and homes in the Northwest Arkansas market and the general slowdown in the housing market and the economy in general.  The $54.1 million or 7.9% decrease in total liabilities was primarily due to a decrease of $38.6 million or 64.9% in other borrowings and a decrease of $25.3 million or 4.1% in deposits.  Funds generated from investment calls and loan repayments were primarily utilized to pay down borrowings and fund deposit withdrawals.  Stockholders’ equity increased by $1.1 million during the six month period ended June 30, 2010, primarily due to net income from core operations of $1.5 million.

Nonperforming assets amounted to $82.4 million or 12.15% of total assets at June 30, 2010, compared to $78.0 million or 10.67% of total assets at December 31, 2009.  The increase in nonperforming assets was primarily the result of an increase in nonaccrual loans of $4.5 million.  At June 30, 2010, nonperforming assets consisted primarily of $47.4 million of nonaccrual loans, net of specific valuation allowances, and $34.3 million in real estate owned.  The level of nonaccrual loans and REO is due primarily to nonperforming land development loans, land loans, single-family loans and commercial real estate loans, reflecting the general slowdown in housing and the oversupply of lots and speculative homes in the Bank’s Northwest Arkansas market.  The general allowance for loan losses amounted to $21.7 million at June 30, 2010 or 4.70% of total loans, net of specific valuation allowances, compared to $25.4 million or 4.97% of total loans, net of specific valuation allowances, at December 31, 2009.

Net interest income, the primary component of net income, increased from $9.8 million for the six months ended June 30, 2009 to $10.8 million for the six months ended June 30, 2010 and was $5.1 million for both three month comparison periods ended June 30. Net interest margin for the three and six months ended June 30, 2010 was 3.32% and 3.37%, respectively, compared to 2.86% and 2.75% for the same periods in 2009.  The increase in net interest income for the six month comparison period was primarily due to a decrease in rates paid on and average balances of deposits and borrowings, offset by decreases in the average balances of loans receivable and investment securities.   For the three month comparison period, the decrease in rates paid on and average balances of deposits and borrowings was almost exactly offset by the decrease in average balances of loans receivable and investment securities.

The provision for loan losses decreased $2.4 million to $63,000 for the three month period ended June 30, 2010 compared to $2.5 million for the three month period ended June 30, 2009 and decreased $5.9 million to $116,000 for the six months ended June 30, 2010 compared to $6.0 million for the six months ended June 30, 2009. The decrease in the provision for loan losses was primarily due to a decrease in net loans receivable and a decrease in certain loss rates.

Noninterest expenses decreased $178,000 or 2.7% to $6.4 million for the three months ended June 30, 2010 compared to $6.6 million for the same period in 2009.  Noninterest expenses increased $572,000 or 4.6% to $13.0 million for the six months ended June 30, 2010 compared to $12.4 million for the same period in 2009.  The decrease in the three month comparative period was due to decreases in REO expense, FDIC insurance expense, and salaries and benefits, offset by an increase in audit and legal expenses.  The FDIC premium decreased compared to the same period in 2009 due to the five basis point special assessment on all insured depository institutions based on assets minus Tier 1 capital as of June 30, 2009.  The Bank recorded a charge of approximately $350,000 for the special assessment during the quarter ended June 30, 2009.  There was no such special assessment during the quarter ended June 30, 2010; however, the Bank’s FDIC insurance premium has gone up compared to the quarter ended June 30, 2009, which partially offset the decrease due to the special assessment.  The increase in the Bank’s FDIC insurance premium will continue to impact the Corporation’s noninterest expense in future periods. The increase in the six month comparative period in 2010 was mainly due to increases in REO expense and audit and legal expenses offset by a decrease in salaries and employee benefits.

The income tax benefit decreased primarily due to the increase in income and a decrease in the valuation allowance on the deferred tax asset as of June 30, 2010.  There was no valuation allowance recorded as of June 30, 2009.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 20 full-service branch locations, one stand-alone loan production office, and 30 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

Forward-looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in laws and regulations applicable to the Corporation and the Bank, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions,  and such other risks and uncertainties as set forth in the Corporation’s filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Tables Attached

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands of dollars)

(Unaudited)

	June 30, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$63,796	$22,149
Investment securities held to maturity	88,290	135,531
Federal Home Loan Bank stock	1,573	3,125
Loans receivable, net of allowances	437,796	481,542
Loans held for sale	1,628	1,012
Accrued interest receivable	2,943	4,229
Real estate owned, net	34,327	35,155
Office properties and equipment, net	22,926	23,567
Cash surrender value of life insurance	21,627	21,226
Prepaid expenses and other assets	3,193	3,534
TOTAL ASSETS	$678,099	$731,070

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits	$599,298	$624,624
Other borrowings	20,921	59,546
Advance payments by borrowers for taxes and insurance	346	695
Other liabilities	13,104	2,905
Total liabilities	633,669	687,770

TOTAL STOCKHOLDERS’ EQUITY	44,430	43,300
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$678,099	$731,070

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND RELATED SELECTED OPERATING DATA

(In thousands of dollars, except earnings per share)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Interest income	$7,709	$9,193	$16,140	$18,316
Interest expense	2,578	4,060	5,369	8,485
Net interest income	5,131	5,133	10,771	9,831
Provision for loan losses	63	2,445	116	5,966
Net interest income after provision for loan losses	5,068	2,688	10,655	3,865
Noninterest income	1,856	2,039	3,676	3,946
Noninterest expenses	6,378	6,556	12,978	12,406
Income (loss) before income taxes	546	(1,829)	1,353	(4,595)
Income tax benefit	(91)	(892)	(190)	(2,156)
Net income (loss)	637	(937)	1,543	(2,439)
Preferred stock dividends and discount accretion	223	222	446	284
Net income (loss) available to common shareholders	$414	$(1,159)	$1,097	$(2,723)

Earnings (Loss) Per Common Share:
Basic	$0.09	$(0.24)	$0.23	$(0.56)

Diluted	$0.09	$(0.24)	$0.23	$(0.56)

Cash Dividends Declared	$—	$0.01	$—	$0.02

Selected Operating Data (Annualized):
Interest rate spread	3.37%	2.79%	3.43%	2.71%
Net interest margin	3.32%	2.86%	3.37%	2.75%
Return on average assets	0.37%	(0.47)%	0.43%	(0.61)%
Noninterest income to average assets	1.08%	1.02%	1.04%	0.99%
Noninterest expenses to average assets	3.70%	3.29%	3.66%	3.12%
Return on average equity	5.72%	(4.24)%	6.98%	(5.86)%